Equinix Investor Relations Contacts:        Equinix Media Contacts:
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FOR IMMEDIATE RELEASE

EQUINIX REPORTS FIRST QUARTER 2024 RESULTS
Company Delivers More Than $2.1 Billion in Quarterly Revenues, Marking 85 Consecutive Quarters of Top-Line Revenue Growth, the Longest Streak of any S&P 500 Company

•Quarterly revenues increased 6% over the same quarter last year to $2.1 billion, or 7% on a normalized and constant currency basis
•Closed 3,800 deals across more than 3,100 customers in Q1
•Accelerated hyperscale demand drove an incremental 48 megawatts of xScale® leasing in EMEA and APAC since last earnings call, as continued cloud and artificial intelligence (AI) activity drives strong demand
REDWOOD CITY, Calif. - May 8, 2024 - Equinix, Inc. (Nasdaq: EQIX), the world’s digital infrastructure company®, today reported results for the quarter ended March 31, 2024. Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements. All per share results are presented on a fully diluted basis.

First-Quarter 2024 Results Summary
•Revenues
◦$2.13 billion, a 1% increase over the previous quarter, including a 13% reduction in non-recurring revenues due to xScale fees
◦Includes a $14 million negative foreign currency impact when compared to prior guidance rates
•Operating Income
◦$364 million, a 5% increase over the previous quarter, due to strong operating performance and an operating margin of 17%
•Net Income and Net Income per Share attributable to Common Stockholders
◦$231 million, a 2% increase over the previous quarter, primarily due to higher income from operations
◦$2.43 per share, a 1% increase over the previous quarter
•Adjusted EBITDA
◦$992 million, an 8% increase over the previous quarter, and an adjusted EBITDA margin of 47%
◦Includes a $7 million negative foreign currency impact when compared to prior guidance rates and $1 million of integration costs
•AFFO and AFFO per Share
◦$843 million, a 22% increase over the previous quarter, due to strong operating performance and seasonally lower recurring capital expenditures
◦$8.86 per share, a 21% increase over the previous quarter
2024 Annual Guidance Summary
•Revenues
◦$8.692 - $8.792 billion, an increase of 6 - 7% over the previous year, or a normalized and constant currency increase of 7 - 8%, excluding the year-over-year impact of the power pass-through
◦Includes a $101 million negative foreign currency impact compared to prior guidance rates
•Adjusted EBITDA
◦$4.044 - $4.124 billion, a 47% adjusted EBITDA margin
◦An increase of $5 million compared to prior guidance offset by a $50 million negative foreign currency impact compared to prior guidance rates
◦Includes $20 million of integration costs
•AFFO and AFFO per Share
◦$3.290 - $3.370 billion, an increase of 9 - 12% over the previous year, or a normalized and constant currency increase of 10 - 13%
◦An increase of $25 million compared to prior guidance offset by a $36 million negative foreign currency impact compared to prior guidance rates
◦$34.45 - $35.29 per share, an increase of 7 - 10% over the previous year, or a normalized and constant currency increase of 8 - 11%
Equinix converted the presentation of results from thousands to millions in the first quarter of 2024. Certain rounding adjustments have been made to prior period disclosed amounts.
Equinix is not reasonably able to provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant.
Equinix Quote
Charles Meyers, President and CEO, Equinix:
“We had a strong start to the year, delivering $2.1 billion in revenue in Q1, a 6% increase compared to the same quarter last year. The rapidly evolving AI landscape continues to serve as a catalyst for economic expansion, creating immense potential for Equinix as our customers recognize the importance of digital initiatives in driving long-term revenue growth and operational efficiency. This strong demand from customers across multiple sectors positions Platform Equinix as the trusted partner for digital leaders to interconnect and enhance the foundational digital infrastructure that powers our world.”

Business Highlights
•Today, Equinix announced that the Audit Committee of the Company’s Board of Directors conducted and has substantially completed a previously announced independent investigation, with the assistance of independent third-party professional advisors. Based on the findings of the independent investigation, the Audit Committee has concluded that Equinix’s financial reporting has been accurate, and that the application of its accounting practices has resulted in an appropriate representation of its operating performance. The Audit Committee had full discretion over the scope of the investigation and was not restricted in any way. As part of this assessment, the Audit Committee did not identify any accounting inconsistencies or errors requiring an adjustment to, or restatement of, previously issued financial statements or non-GAAP measures. As previously disclosed, shortly after the release of the short seller report, Equinix received a subpoena from the U.S Attorney’s Office for the Northern District of California. Additionally, on April 30, 2024, Equinix received a subpoena from the Securities and Exchange Commission. The company is cooperating fully with both subpoenas and does not expect to comment further on such matters until appropriate to do so.
•With strong underlying demand for digital infrastructure, Equinix continues to invest broadly across its global footprint. The company currently has 50 major projects underway in 34 markets, across 21 countries. This includes 14 xScale builds, representing more than 16,000 cabinets of retail capacity and more than 50 megawatts of xScale capacity through the end of 2024. More than 90% of current retail expansion capital expenditures are related to owned land or owned buildings with long-term ground leases.

◦In Q1, Equinix added new projects in Frankfurt, Madrid, Osaka and Silicon Valley. Since the Q4 2023 earnings call, Equinix opened three retail projects in Mexico City, Mumbai and Paris. Additionally, Equinix purchased the company’s Dublin 2, Mumbai 2 and Stockholm 3 International Business ExchangeTM (IBX®) facilities resulting in recurring revenues from owned assets increasing to 67% for Q1.
◦xScale demand continues to be strong, driven by a significant increase in pre-leasing activity due to the growing demand for cloud and AI services. Since the last earnings call, Equinix has pre-leased an incremental 48 megawatts of capacity across its Frankfurt 10, Osaka 4 and Osaka 5 assets, including approximately 34 megawatts leased in mid-April. This brings total xScale leasing to nearly 350 megawatts globally with nearly 90% of both operational and under-construction capacity leased and a meaningful pipeline of opportunities that Equinix expects to drive continued xScale momentum in the quarters to come.
◦In addition, in mid-April, Equinix announced its first U.S. xScale joint venture with PGIM Real Estate for the SV12x asset in Silicon Valley. When combined with its existing joint ventures in Asia-Pacific, Europe and Latin America, this new joint venture will bring the expected global xScale portfolio to more than $8 billion of investment across more than 35 facilities and greater than 725 megawatts of power capacity when completed.
•Equinix’s global interconnection franchise continues to perform with more than 468,000 total interconnections deployed on its platform. In Q1, Equinix interconnection adds increased to 6,200, supported by healthy gross adds activity and a moderation of consolidations into higher bandwidth connections.
◦Equinix Fabric® and Network Edge continue to over-index the broader business in terms of revenue growth with demand from customers looking to use the combination of Fabric, Network Edge and Equinix Metal® for their digital infrastructure needs. Equinix’s engineering teams recently completed the integration of Metal and Fabric, significantly improving the virtual connection experience for Metal users.

◦In Q1, Equinix added one new native cloud on-ramp in Madrid, further strengthening its cloud ecosystem, which now includes 220 native cloud on-ramps across its portfolio, spanning 47 metros. This represents a nearly 40% market share of private cloud on-ramps in the markets in which the company operates. Equinix remains an integral part of hyperscaler architectures, with these customers collectively representing more than $1.3 billion of annualized retail revenue in Q1, with deployments across an average of more than 60 Equinix IBX data centers around the world.
◦As the value of data becomes increasingly important, customers are seeking strategies to enhance control of their proprietary data, enabling greater agility while balancing performance and security requirements. By placing data in proximity to Equinix’s rich ecosystem of cloud and storage providers, customers can unlock the value of cloud adjacent storage and multicloud networking. In Q1, global cybersecurity leader CrowdStrike leveraged this proximity by deploying a cloud adjacent storage solution on Platform Equinix® in EMEA.
◦Internet Exchange saw peak traffic go up 5% quarter over quarter and 24% year over year, to nearly 38 terabits per second led by the Americas.
•Equinix’s Channel program delivered another solid quarter, accounting for over 60% of new logos. It continued to see growth from partners such as AT&T, Avant, Dell, Kyndryl and Zenlaver, with wins across a wide range of industry verticals and a broad mix of Equinix services, as well as strong go-to-market momentum with key hyperscalers, as it partners to meet end-customer needs for hybrid cloud and private AI needs.
•Equinix remains dedicated to furthering its Future First Sustainability strategy and continues to make strides in this area.
◦After successfully executing Power Purchase Agreements (PPAs) in the U.S. and Europe over the past decade, in February, Equinix announced a new PPA in Australia, the company’s first long-term renewable energy agreement in the Asia-Pacific region. When combined with agreements in France, Iberia, Nordics and the U.S., Equinix will now support more than 1 gigawatt of clean energy generation in high-impact markets.

◦Last month, Equinix published its ninth annual Integrated Sustainability Report, which highlights advancements in key environmental, social and governance (ESG) goals. Equinix continues to make meaningful progress toward its long-term goal to achieve 100% renewable energy coverage by 2030. For 2023, it maintained 96% renewable energy coverage across its portfolio, marking the sixth consecutive year of greater than 90% renewable energy coverage across its global footprint. Also in 2023, Equinix’s operations team invested $78 million in high returning efficiency projects, which resulted in improving its average annual Power Usage Effectiveness (PUE) by over 8% year over year to 1.42. In addition, the company continued to make progress on its commitment to reducing its overall power use by increasing operating temperature ranges within its facilities, with more than 50 data centers now operationally ready to support a wider range of A1A temperature standards.
•In Q1, Equinix announced the following leadership transitions, reflecting the company’s commitment to driving the next chapter of growth as the trusted platform for enterprise digital transformation:
◦In March, Equinix announced a planned leadership transition effective late Q2 2024, whereby current President and CEO Charles Meyers will transition to the role of Executive Chairman, and Adaire Fox-Martin will begin serving as Equinix President and CEO. Peter Van Camp, currently Executive Chairman, will step away from his formal responsibilities as a Board member to take the role of Special Advisor to the Board. With more than 25 years of experience in the technology sector, including four years on the Equinix Board of Directors, Fox-Martin brings a distinguished track record, most recently as President of Go-to-Market for Google Cloud and Head of Google Ireland.
◦In February, the company appointed Merrie Williamson as Executive Vice President and Chief Customer and Revenue Officer (CCRO). Williamson has more than 20 years of experience in helping companies evolve their digital business through her leadership roles at Microsoft and Intel.

Business Outlook
For the second quarter of 2024, the company expects revenues to range between $2.148 and $2.168 billion, an increase of approximately 1 - 2% over the previous quarter, or a normalized and constant currency increase of 2 - 3% excluding the quarter-over-quarter impact of the power pass-through. This guidance includes a $7 million negative foreign currency impact when compared to the average FX rates in Q1 2024. Adjusted EBITDA is expected to range between $1.019 and $1.039 billion. This guidance includes a $4 million negative foreign currency impact when compared to the average FX rates in Q1 2024 and $6 million of integration costs from acquisitions. Recurring capital expenditures are expected to range between $38 and $58 million.
For the full year of 2024, total revenues are expected to range between $8.692 and $8.792 billion, a 6 - 7% increase over the previous year, or a normalized and constant currency increase of 7 - 8% excluding the year-over-year impact of the power pass-through. This updated guidance maintains prior full year revenue guidance, offset by a $101 million negative foreign currency impact when compared to the prior guidance rates. Adjusted EBITDA is expected to range between $4.044 and $4.124 billion, an adjusted EBITDA margin of 47%. This updated guidance includes a full year adjusted EBITDA raise of $5 million, offset by a $50 million negative foreign currency impact when compared to prior guidance rates. AFFO is expected to range between $3.290 and $3.370 billion, an increase of 9 - 12% over the previous year, or a normalized and constant currency increase of 10 - 13%. This updated guidance includes an underlying raise of $25 million from lower net interest expense and lower integration costs, offset by a $36 million negative foreign currency impact when compared to prior guidance rates. AFFO per share is expected to range between $34.45 and $35.29, an increase of 7 - 10% over the previous year, or a normalized and constant currency increase of 8 - 11%. Total capital expenditures are expected to range between $2.780 and $3.030 billion. Non-recurring capital expenditures, including xScale-related capital expenditures, are expected to range between $2.570 and $2.800 billion, and recurring capital expenditures are expected to range between $210 and $230 million. xScale-related on-balance sheet capital expenditures are expected to range between $12 and $52 million, which we anticipate will be reimbursed to Equinix from both the current and future xScale JVs.
The U.S. dollar exchange rates used for 2024 guidance, taking into consideration the impact of our current foreign currency hedges, have been updated to $1.10 to the Euro, $1.27 to the Pound, S$1.35 to the U.S. Dollar, ¥151 to the U.S. Dollar, A$1.53 to the U.S. Dollar, HK$7.83 to the U.S. Dollar, R$5.01 to the U.S. Dollar and C$1.35 to the U.S. Dollar. The Q1 2024 global revenue breakdown by currency for the Euro, British Pound, Singapore Dollar, Japanese Yen, Australian Dollar, Hong Kong Dollar, Brazilian Real and Canadian Dollar is 20%, 10%, 8%, 6%, 4%, 3%, 3% and 2%, respectively.
The adjusted EBITDA guidance is based on the revenue guidance less our expectations of cash cost of revenues and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance less our expectations of net interest expense, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, income tax expense, an income tax expense adjustment, recurring capital expenditures, other income (expense), (gains) losses on disposition of real estate property, and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items.
Q1 2024 Results Conference Call and Replay Information
Equinix will discuss its quarterly results for the period ended March 31, 2024, along with its future outlook, in its quarterly conference call on Thursday, May 9, 2024, at 5:30 PM ET (2:30 PM PT). A simultaneous live webcast of the call will be available on the company’s Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.
A replay of the call will be available one hour after the call through Sunday, June 30, 2024, by dialing 1-888-566-0094 and referencing the passcode 2024. In addition, the webcast will be available at www.equinix.com/investors (no password required).
Investor Presentation and Supplemental Financial Information
Equinix has made available on its website a presentation designed to accompany the discussion of Equinix’s results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.
Additional Resources
•Equinix Investor Relations Resources
About Equinix
Equinix (Nasdaq: EQIX) is the world’s digital infrastructure company®. Digital leaders harness Equinix's trusted platform to bring together and interconnect foundational infrastructure at software speed. Equinix enables organizations to access all the right places, partners and possibilities to scale with agility, speed the launch of digital services, deliver world-class experiences and multiply their value, while supporting their sustainability goals.
Non-GAAP Financial Measures
Equinix provides all information required in accordance with generally accepted accounting principles (“GAAP”), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures to evaluate its operations.
Equinix provides normalized and constant currency growth rates, which are calculated to adjust for acquisitions, dispositions, integration costs, changes in accounting principles and foreign currency.
Equinix presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA represents net income excluding income tax expense, interest income, interest expense, other income or expense, gain or loss on debt extinguishment, depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales.
In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow, Equinix excludes certain items that it believes are not good indicators of Equinix’s current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges, transaction costs and gain or loss on asset sales. Equinix excludes these items in order for its lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix’s operating performance and cash spending levels relative to its industry sector and competitors.
Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of a data center, and do not reflect its current or future cash spending levels to support its business. Its data centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of a data center do not recur with respect to such data center, although Equinix may incur initial construction costs in future periods with respect to additional data centers, and future capital expenditures remain minor relative to the initial investment. This is a trend it expects to continue. In addition, depreciation is also based on the estimated useful lives of the data centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our data centers and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.
In addition, in presenting the non-GAAP financial measures, Equinix also excludes amortization expense related to acquired intangible assets. Amortization expense is significantly affected by the timing and magnitude of acquisitions, and these charges may vary in amount from period to period. We exclude amortization expense to facilitate a more meaningful evaluation of our current operating performance and comparisons to our prior periods. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which Equinix also believes are not meaningful in evaluating Equinix’s current operations. Equinix excludes stock-based compensation expense, as it can vary significantly from period to period based on share price and the timing, size and nature of equity awards. As such, Equinix and many investors and analysts exclude stock-based compensation expense to compare its operating results with those of other companies. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to Equinix’s decision to exit leases for excess space adjacent to several of its IBX data centers, which it did not intend to build out, or its decision to reverse such restructuring charges. Equinix also excludes impairment charges generally related to certain long-lived assets. The impairment charges are related to expense recognized whenever events or changes in circumstances indicate that the carrying amount of assets are not recoverable. Equinix also excludes gain or loss on asset sales as it represents profit or loss that is not meaningful in evaluating the current or future operating performance. Finally, Equinix excludes transaction costs from its non-GAAP financial measures to allow more comparable comparisons of the financial results to the historical operations. The transaction costs relate to costs Equinix incurs in connection with business combinations and formation of joint ventures, including advisory, legal, accounting, valuation and other professional or consulting fees. Such charges generally are not relevant to assessing the long-term performance of Equinix. In addition, the frequency and amount of such charges vary significantly based on the size and timing of the transactions. Management believes items such as restructuring charges, impairment charges, transaction costs and gain or loss on asset sales are non-core transactions; however, these types of costs may occur in future periods.
Equinix also presents funds from operations (“FFO”) and adjusted funds from operations (“AFFO”), both commonly used in the REIT industry, as supplemental performance measures. Additionally, Equinix presents AFFO per share, which is also commonly used in the REIT industry. AFFO per share offers investors and industry analysts a perspective of Equinix’s underlying operating performance when compared to other REIT companies. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax and adjustments from FFO to

AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges and transaction costs for the same reasons that they are excluded from the other non-GAAP financial measures mentioned above.
Equinix includes an adjustment for revenues from installation fees, since installation fees are deferred and recognized ratably over the period of contract term, although the fees are generally paid in a lump sum upon installation. Equinix includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. Equinix also includes an adjustment to contract costs incurred to obtain contracts, since contract costs are capitalized and amortized over the estimated period of benefit on a straight-line basis, although costs of obtaining contracts are generally incurred and paid during the period of obtaining the contracts. The adjustments for installation revenues, straight-line rent expense and contract costs are intended to isolate the cash activity included within the straight-lined or amortized results in the consolidated statement of operations. Equinix excludes the amortization of deferred financing costs and debt discounts and premiums as these expenses relate to the initial costs incurred in connection with its debt financings that have no current or future cash obligations. Equinix excludes gain or loss on debt extinguishment since it represents a cost that is not a good indicator of Equinix’s current or future operating performance. Equinix includes an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances and uncertain tax positions that do not relate to the current period’s operations. Equinix excludes recurring capital expenditures, which represent expenditures to extend the useful life of its IBX and xScale data centers or other assets that are required to support current revenues. Equinix also excludes net income or loss from discontinued operations, net of tax, which represents results that are not a good indicator of our current or future operating performance.
Equinix presents constant currency results of operations, which is a non-GAAP financial measure and is not meant to be considered in isolation or as an alternative to GAAP results of operations. However, Equinix has presented this non-GAAP financial measure to provide investors with an additional tool to evaluate its operating results without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Equinix’s business performance. To present this information, Equinix’s current and comparative prior period revenues and certain operating expenses from entities with functional currencies other than the U.S. dollar are converted into U.S. dollars at a consistent exchange rate for purposes of each result being compared.

Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Equinix presents such non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.
Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should, therefore, exercise caution when comparing non-GAAP financial measures used by us to similarly titled non-GAAP financial measures of other companies. Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income or loss from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks to our business and operating results related to the current inflationary environment; foreign currency exchange rate fluctuations; stock price fluctuations; increased costs to procure power and the general volatility in the global energy market; the challenges of acquiring, operating and constructing IBX and xScale data centers and developing, deploying and delivering Equinix products and solutions; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to our taxation as a REIT; risks related to regulatory inquiries or litigation and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent and upcoming Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

EQUINIX, INC.
Condensed Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Recurring revenues	$2,010	$1,976	$1,890
Non-recurring revenues	117	134	108
Revenues	2,127	2,110	1,998
Cost of revenues	1,091	1,092	1,006
Gross profit	1,036	1,018	992
Operating expenses:
Sales and marketing	226	217	210
General and administrative	444	449	395
Transaction costs	2	6	2
Loss on asset sales	—	—	1
Total operating expenses	672	672	608
Income from operations	364	346	384
Interest and other expense:
Interest income	24	28	19
Interest expense	(104)	(103)	(97)
Other income (expense)	(6)	(1)	8
Loss on debt extinguishment	(1)	—	—
Total interest and other, net	(87)	(76)	(70)
Income before income taxes	277	270	314
Income tax expense	(46)	(43)	(55)
Net income	$231	$227	$259
Earnings per share (“EPS”) attributable to common stockholders:
Basic EPS	$2.44	$2.41	$2.78
Diluted EPS	$2.43	$2.40	$2.77
Weighted-average shares for basic EPS (in thousands)	94,665	94,268	92,971
Weighted-average shares for diluted EPS (in thousands)	95,156	94,667	93,340

EQUINIX, INC.
Condensed Consolidated Statements of Comprehensive Income
(in millions)
(unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Net income	$231	$227	$259
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment (“CTA”) gain (loss)	(358)	480	157
Net investment hedge CTA gain (loss)	130	(217)	(40)
Unrealized gain (loss) on cash flow hedges	20	(26)	(13)
Total other comprehensive income (loss), net of tax	(208)	237	104
Comprehensive income, net of tax	$23	$464	$363

EQUINIX, INC.
Condensed Consolidated Balance Sheets
(in millions, except headcount)
(unaudited)

	March 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$1,527	$2,096
Accounts receivable, net	1,079	1,004
Other current assets	561	468
Total current assets	3,167	3,568
Property, plant and equipment, net	18,511	18,601
Operating lease right-of-use assets	1,395	1,449
Goodwill	5,621	5,737
Intangible assets, net	1,624	1,705
Other assets	1,619	1,591
Total assets	$31,937	$32,651
Liabilities, Redeemable Non-Controlling Interest and Stockholders’ Equity
Accounts payable and accrued expenses	$1,077	$1,187
Accrued property, plant and equipment	321	398
Current portion of operating lease liabilities	136	131
Current portion of finance lease liabilities	165	138
Current portion of mortgage and loans payable	7	8
Current portion of senior notes	999	998
Other current liabilities	186	302
Total current liabilities	2,891	3,162
Operating lease liabilities, less current portion	1,280	1,331
Finance lease liabilities, less current portion	2,058	2,123
Mortgage and loans payable, less current portion	654	663
Senior notes, less current portion	11,978	12,062
Other liabilities	752	796
Total liabilities	19,613	20,137
Redeemable non-controlling interest	25	25
Common stockholders’ equity:
Common stock	—	—
Additional paid-in capital	18,779	18,596
Treasury stock	(50)	(56)
Accumulated dividends	(9,097)	(8,695)
Accumulated other comprehensive loss	(1,498)	(1,290)
Retained earnings	4,165	3,934
Total stockholders’ equity	12,299	12,489
Total liabilities, redeemable non-controlling interest and stockholders’ equity	$31,937	$32,651

Ending headcount by geographic region is as follows:
Americas headcount	6,055	5,953
EMEA headcount	4,283	4,267
Asia-Pacific headcount	3,016	2,931
Total headcount	13,354	13,151

EQUINIX, INC.
Summary of Debt Principal Outstanding
(in millions)
(unaudited)

	March 31, 2024	December 31, 2023

Finance lease liabilities	$2,223	$2,261

Term loans	634	642
Mortgage payable and other loans payable	27	29
Plus: debt discount and issuance costs, net	1	1
Total mortgage and loans payable principal	662	672

Senior notes	12,977	13,060
Plus: debt discount and issuance costs	103	108
Total senior notes principal	13,080	13,168

Total debt principal outstanding	$15,965	$16,101

EQUINIX, INC.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023

Cash flows from operating activities:
Net income	$231	$227	$259
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	525	462	459
Stock-based compensation	101	106	99
Amortization of debt issuance costs and debt discounts	5	4	5
Loss on debt extinguishment	1	—	—
Loss on asset sales	—	—	1
Other items	6	17	5
Changes in operating assets and liabilities:
Accounts receivable	(85)	50	(54)
Income taxes, net	(9)	11	5
Accounts payable and accrued expenses	(56)	76	(73)
Operating lease right-of-use assets	38	22	35
Operating lease liabilities	(32)	(28)	(34)
Other assets and liabilities	(127)	52	(15)
Net cash provided by operating activities	598	999	692
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	(3)	(54)	(24)
Real estate acquisitions	(17)	(231)	(40)
Purchases of other property, plant and equipment	(707)	(996)	(530)
Proceeds from asset sales	—	—	72
Net cash used in investing activities	(727)	(1,281)	(522)
Cash flows from financing activities:
Proceeds from employee equity programs	48	—	45
Payment of dividend distributions	(412)	(403)	(326)
Proceeds from public offering of common stock, net of offering costs	—	433	301
Proceeds from senior notes, net of debt discounts	—	—	565
Repayment of finance lease liabilities	(31)	(51)	(36)
Repayment of mortgage and loans payable	(2)	(1)	(3)
Debt issuance costs	—	—	(4)
Net cash provided by (used in) financing activities	(397)	(22)	542
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(40)	42	24
Net increase (decrease) in cash, cash equivalents, and restricted cash	(566)	(262)	736
Cash, cash equivalents and restricted cash at beginning of period	2,096	2,358	1,908
Cash, cash equivalents and restricted cash at end of period	$1,530	$2,096	$2,644
Supplemental cash flow information:
Cash paid for taxes	$64	$27	$49
Cash paid for interest	$101	$136	$104

		Three Months Ended
		March 31, 2024	December 31, 2023	March 31, 2023

Free cash flow (negative free cash flow) (1)		$(126)	$(228)	$194

Adjusted free cash flow (adjusted negative free cash flow) (2)		$(109)	$3	$234

(1)
We define free cash flow (negative free cash flow) as net cash provided by operating activities plus net cash used in investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

	Net cash provided by operating activities as presented above	$598	$999	$692
	Net cash used in investing activities as presented above	(727)	(1,281)	(522)
	Purchases, sales and maturities of investments, net	3	54	24
	Free cash flow (negative free cash flow)	$(126)	$(228)	$194

(2)
We define adjusted free cash flow (adjusted negative free cash flow) as free cash flow (negative free cash flow) as defined above, excluding any real estate and business acquisitions, net of cash and restricted cash acquired as presented below:

	Free cash flow (negative free cash flow) as defined above	$(126)	$(228)	$194
	Less real estate acquisitions	17	231	40
	Adjusted free cash flow (adjusted negative free cash flow)	$(109)	$3	$234

EQUINIX, INC.
Non-GAAP Measures and Other Supplemental Data
(in millions)
(unaudited)

	Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Recurring revenues	$2,010	$1,976	$1,890
Non-recurring revenues	117	134	108
Revenues (1)	2,127	2,110	1,998

Cash cost of revenues (2)	714	757	666
Cash gross profit (3)	1,413	1,353	1,332

Cash operating expenses (4)(7):
Cash sales and marketing expenses (5)	154	146	139
Cash general and administrative expenses (6)	267	287	248
Total cash operating expenses (4)(7)	421	433	387

Adjusted EBITDA (8)	$992	$920	$945

Cash gross margins (9)	66%	64%	67%

Adjusted EBITDA margins(10)	47%	44%	47%

Adjusted EBITDA flow-through rate (11)	424%	(31)%	83%

FFO (12)	$553	$525	$548

AFFO (13)(14)	$843	$691	$802

Basic FFO per share (15)	$5.84	$5.56	$5.90

Diluted FFO per share (15)	$5.81	$5.54	$5.87

Basic AFFO per share (15)	$8.91	$7.33	$8.62

Diluted AFFO per share (15)	$8.86	$7.30	$8.59

		Three Months Ended
		March 31, 2024	December 31, 2023	March 31, 2023
(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$607	$610	$573
	Interconnection	215	211	199
	Managed infrastructure	66	65	61
	Other	6	7	5
	Recurring revenues	894	893	838
	Non-recurring revenues	45	39	44
	Revenues	$939	$932	$882

	EMEA Revenues:

	Colocation	$549	$541	$516
	Interconnection	83	79	73
	Managed infrastructure	35	33	31
	Other	24	24	25
	Recurring revenues	691	677	645
	Non-recurring revenues	36	74	46
	Revenues	$727	$751	$691

	Asia-Pacific Revenues:

	Colocation	$334	$318	$319
	Interconnection	70	68	65
	Managed infrastructure	17	17	19
	Other	4	3	4
	Recurring revenues	425	406	407
	Non-recurring revenues	36	21	18
	Revenues	$461	$427	$425

	Worldwide Revenues:

	Colocation	$1,490	$1,469	$1,408
	Interconnection	368	358	337
	Managed infrastructure	118	115	111
	Other	34	34	34
	Recurring revenues	2,010	1,976	1,890
	Non-recurring revenues	117	134	108
	Revenues	$2,127	$2,110	$1,998

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$1,091	$1,092	$1,006

		Three Months Ended
		March 31, 2024	December 31, 2023	March 31, 2023
	Depreciation, amortization and accretion expense	(364)	(322)	(329)
	Stock-based compensation expense	(13)	(13)	(11)
	Cash cost of revenues	$714	$757	$666

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$270	$263	$246
	EMEA cash cost of revenues	305	326	271
	Asia-Pacific cash cost of revenues	139	168	149
	Cash cost of revenues	$714	$757	$666

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)
We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or “cash SG&A”.

	Selling, general, and administrative expense	$670	$666	$605
	Depreciation and amortization expense	(161)	(140)	(130)
	Stock-based compensation expense	(88)	(93)	(88)
	Cash operating expense	$421	$433	$387

(5)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expense	$226	$217	$210
	Depreciation and amortization expense	(51)	(51)	(51)
	Stock-based compensation expense	(21)	(20)	(20)
	Cash sales and marketing expense	$154	$146	$139

(6)	We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expense	$444	$449	$395
	Depreciation and amortization expense	(110)	(89)	(79)
	Stock-based compensation expense	(67)	(73)	(68)
	Cash general and administrative expense	$267	$287	$248

(7)	The geographic split of our cash operating expense, or cash SG&A, as defined above, is presented below:

	Americas cash SG&A	$259	$257	$230
	EMEA cash SG&A	95	105	94
	Asia-Pacific cash SG&A	67	71	63

		Three Months Ended
		March 31, 2024	December 31, 2023	March 31, 2023
	Cash SG&A	$421	$433	$387

(8)
We define adjusted EBITDA as net income excluding income tax expense, interest income, interest expense, other income or expense, loss on debt extinguishment , depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, transaction costs, and loss on asset sales as presented below:

	Net income	$231	$227	$259
	Income tax expense	46	43	55
	Interest income	(24)	(28)	(19)
	Interest expense	104	103	97
	Other expense (income)	6	1	(8)
	Loss on debt extinguishment	1	—	—
	Depreciation, amortization and accretion expense	525	462	459
	Stock-based compensation expense	101	106	99
	Transaction costs	2	6	2
	Loss on asset sales	—	—	1
	Adjusted EBITDA	$992	$920	$945

	The geographic split of our adjusted EBITDA is presented below:

	Americas net income (loss)	$(46)	$57	$(40)
	Americas income tax expense (benefit)	46	(89)	55
	Americas interest income	(15)	(20)	(15)
	Americas interest expense	89	87	84
	Americas other expense (income)	(37)	51	4
	Americas depreciation, amortization and accretion expense	305	251	245
	Americas stock-based compensation expense	66	71	68
	Americas transaction costs	1	3	1
	Americas loss on asset sales	—	—	3
	Americas adjusted EBITDA	$409	$411	$405

	EMEA net income	$135	$174	$199
	EMEA income tax expense	—	49	—
	EMEA interest income	(5)	(4)	(3)
	EMEA interest expense	4	5	4
	EMEA other expense (income)	39	(54)	(16)
	EMEA depreciation, amortization and accretion expense	133	125	125
	EMEA stock-based compensation expense	21	21	19
	EMEA transaction costs	1	3	1
	EMEA gain on asset sales	—	—	(2)
	EMEA adjusted EBITDA	$328	$319	$327

		Three Months Ended
		March 31, 2024	December 31, 2023	March 31, 2023
	Asia-Pacific net income (loss)	$142	$(4)	$100
	Asia-Pacific income tax expense	—	83	—
	Asia-Pacific interest income	(4)	(4)	(1)
	Asia-Pacific interest expense	11	11	9
	Asia-Pacific other expense	4	4	4
	Asia-Pacific loss on debt extinguishment	1	—	—
	Asia-Pacific depreciation, amortization and accretion expense	87	86	89
	Asia-Pacific stock-based compensation expense	14	14	12
	Asia-Pacific adjusted EBITDA	$255	$190	$213

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region are presented below:

	Americas cash gross margins	71%	72%	72%
	EMEA cash gross margins	58%	57%	61%
	Asia-Pacific cash gross margins	70%	61%	65%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	44%	44%	46%
	EMEA adjusted EBITDA margins	45%	43%	47%
	Asia-Pacific adjusted EBITDA margins	55%	44%	50%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

	Adjusted EBITDA - current period	$992	$920	$945
	Less adjusted EBITDA - prior period	(920)	(936)	(839)
	Adjusted EBITDA growth	$72	$(16)	$106

	Revenues - current period	$2,127	$2,110	$1,998
	Less revenues - prior period	(2,110)	(2,061)	(1,871)
	Revenue growth	$17	$49	$127

	Adjusted EBITDA flow-through rate	424%	(33)%	83%

(12)
FFO is defined as net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

	Net income	$231	$227	$259

		Three Months Ended
		March 31, 2024	December 31, 2023	March 31, 2023
	Adjustments:
	Real estate depreciation	316	290	284
	Loss on disposition of real estate property	—	2	2
	Adjustments for FFO from unconsolidated joint ventures	6	6	3
	FFO attributable to common stockholders	$553	$525	$548

(13)	AFFO is defined as FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, stock-based charitable contributions, restructuring charges, impairment charges, transaction costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs and debt discounts and premiums, gain or loss on debt extinguishment, an income tax expense adjustment, net income or loss from discontinued operations, net of tax, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures’ and non-controlling interests’ share of these items.

	FFO attributable to common stockholders	$553	$525	$548
	Adjustments:
	Installation revenue adjustment	(2)	1	(2)
	Straight-line rent expense adjustment	6	(6)	1
	Contract cost adjustment	(8)	(16)	(7)
	Amortization of deferred financing costs and debt discounts	5	4	5
	Stock-based compensation expense	101	106	99
	Non-real estate depreciation expense	158	121	121
	Amortization expense	52	52	52
	Accretion expense adjustment	(1)	(1)	2
	Recurring capital expenditures	(21)	(105)	(23)
	Loss on debt extinguishment	1	—	—
	Transaction costs	2	6	2
	Income tax expense adjustment	—	1	2
	Adjustments for AFFO from unconsolidated joint ventures	(3)	3	2
	AFFO attributable to common stockholders	$843	$691	$802

(14)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$992	$920	$945
	Adjustments:
	Interest expense, net of interest income	(80)	(75)	(78)
	Amortization of deferred financing costs and debt discounts	5	4	5
	Income tax expense	(46)	(43)	(55)
	Income tax expense adjustment	—	1	2
	Straight-line rent expense adjustment	6	(6)	1
	Contract cost adjustment	(8)	(16)	(7)

		Three Months Ended
		March 31, 2024	December 31, 2023	March 31, 2023
	Installation revenue adjustment	(2)	1	(2)
	Recurring capital expenditures	(21)	(105)	(23)
	Other income (expense)	(6)	(1)	8
	Loss on disposition of real estate property	—	2	2
	Adjustments for unconsolidated JVs’ and non-controlling interests	3	9	5
	Adjustment for loss on sale of assets	—	—	(1)
	AFFO attributable to common stockholders	$843	$691	$802

(15)	The shares used in the computation of basic and diluted FFO and AFFO per share attributable to common stockholders is presented below:

	Shares used in computing basic net income per share, FFO per share and AFFO per share (in thousands)	94,665	94,268	92,971
	Effect of dilutive securities:
	Employee equity awards (in thousands)	491	399	369
	Shares used in computing diluted net income per share, FFO per share and AFFO per share (in thousands)	95,156	94,667	93,340

	Basic FFO per share	$5.84	$5.56	$5.90
	Diluted FFO per share	$5.81	$5.54	$5.87

	Basic AFFO per share	$8.91	$7.33	$8.62
	Diluted AFFO per share	$8.86	$7.30	$8.59